Exhibit 99.1

Southern National Bancorp of Virginia, Inc. announces earnings of $27 thousand for the quarter ended March 31, 2020, compared to $6.0 million for the quarter ended March 31, 2019.

Southern National Bancorp of Virginia, Inc. also declares a dividend of $0.10 per share, its thirty-fourth consecutive quarterly dividend.

MCLEAN, Va., April 28, 2020 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National" or the "Company"), and its wholly-owned subsidiary Sonabank (the "Bank"), today announced net income of $27 thousand for the quarter ended March 31, 2020, compared to $6.0 million for the quarter ended March 31, 2019. Earnings per share for the three months ended March 31, 2020 were $0.00 basic and diluted compared to $0.25 basic and diluted for the three months ended March 31, 2019.

Earnings for the three months ended March 31, 2020 include a pre-tax one-time charge of $5.3 million of salary and benefits expense related to the restructuring of executive management and a $479 thousand pre-tax one-time charge to occupancy for the pending closure of three underperforming branch offices. Earnings for the three months ended March 31, 2019 include a pre-tax one-time operational loss of $3.2 million and related legal expense of $502 thousand.

The following is a summary of our recurring earnings at March 31, 2020 and 2019:

	For the Three Months Ended
(Dollars in thousands)	March 31,
	2020	2019
Net income excluding the nonrecurring expenses (Non-GAAP)
Net income (GAAP)	$ 27	$ 6,020
Nonrecurring other loss and related legal expenses	-	3,702
Nonrecurring management restructure and branch closing expenses	5,378	-
Income tax effect of adjustment for the nonrecurring expenses	(1,076)	(777)

Net income excluding the nonrecurring expenses (Non-GAAP)	$ 4,329	$ 8,945

The Board of Directors also announces and declares a dividend of $0.10 per share payable on May 22, 2020 to shareholders of record on May 11, 2020. This is Southern National's thirty-fourth consecutive quarterly dividend.

Commenting on the quarter, President and CEO Dennis J. Zember, Jr. said, "I am very proud of the Company and our employees for the tireless work in the first quarter. We made so many rapid decisions to continue serving our clients and our staff responded with so much enthusiasm. We are taking advantage of the rapid decline in interest rates to quickly shift our focus on funding away from time deposits, improving our funding costs and making real improvements to our balance sheet that will drive long-term value. On the loan side, we are working with customers to provide certain modifications as needed and to process more than 3,000 applications for the SBA's Payroll Protection Program."

Highlights for the three months ended March 31, 2020 include:

  The Company completed a management restructure designed to streamline the Company's organization chart.  As a result, Dennis J. Zember, Jr. was appointed as President and CEO upon the retirement of several members of management.  One-time costs associated with this transaction totaled $4.4 million, after tax.
  Sonabank is a preferred SBA lender and is participating aggressively in the SBA Payroll Protection Program with approximately 3,080 customer applications in our pipeline seeking approximately $340.0 million in total funding.
  Loans outstanding of $2.21 billion at March 31, 2020 were up $26.5 million, or 4.85% annualized, since December 31, 2019;
  Total deposits of $2.08 billion at March 31, 2020 have decreased $49.4 million since December 31, 2019 or 9.28% annualized with the decrease coming from reduced reliance on brokered funds and listing service accounts;
  Net interest margin for the three months ended March 31, 2020 was 3.32% compared to 3.41% for the three months ended March 31, 2019.  The yield on earning assets was 4.61% for the first quarter of 2020, compared to 4.94% for the first quarter of 2019.  The cost of funds on interest bearing liabilities was 1.60% for the first quarter of 2020 compared to 1.86% for the first quarter of 2019;
  Tangible book value per share of $11.11 at March 31, 2020 has increased 10.44% since a year ago;
  The Company's tangible common equity ratio increased materially over the last year to 10.17% at March 31, 2020; and
  The Company has elected to defer the implementation of CECL (current expected credit loss model) until later this year.  Provision for loan losses increased $3.5 million for the first quarter of 2020 primarily due to COVID-19 concerns.

Net Interest Income

Net interest income was $20.5 million for the three months ended March 31, 2020 compared to $21.0 million for the three months ended March 31, 2019. Net interest margin for the three months ended March 31, 2020 was 3.32% compared to 3.41% for the three months ended March 31, 2019. The yield on earning assets was 4.61% for the three months ended March 31, 2020 compared to 4.94% for the three months ended March 31, 2019. The cost of funds on interest bearing liabilities was 1.60% for the first quarter of 2020 compared to 1.86% for the first quarter of 2019.

Noninterest Income

During the first quarter of 2020, Southern National had noninterest income of $2.8 million compared to $3.1 million during the first quarter of 2019. Income on account maintenance and deposit service fees remained flat. Income from bank-owned life insurance decreased $137 thousand due to death benefits paid in the first quarter of 2019. Gain on our investment in Southern Trust Mortgage ("STM") increased to $231 thousand for the three months ended March 31, 2020 compared to $18 thousand the year before. For the three months ended March 31, 2020, noninterest income includes $184 thousand of recoveries of legacy investment securities and loans charged off by EVBS premerger compared to $591 thousand for the three months ended March 31, 2019. Other noninterest income benefited from $321 thousand in income on other equity investments during the first quarter of 2020 compared to $243 thousand the year before.

Noninterest Expense

Noninterest expense was $19.9 million during the first quarter of 2020 compared to $16.3 million during the same period in 2019. Both quarters had unusually large non-recurring items as detailed below:

	For the Three Months Ended
	March 31,
(in thousands)	2020	2019

Total non-interest expense	$ 19,852	$ 16,290
Less: Cost associated with management restructure	4,899	-
Less: Early termination on branch leases	479	-
Less: Operational loss and related legal expense	-	3,702
Recurring non-interest expense	$ 14,474	$ 12,588

The Company's recurring operating expenses increased over the past year by $1.8 million or 15.0%. During the first quarter of 2019, the Company experienced favorable reversals in incentive accruals and employee health benefit expense resulting in a $1.3 million increase for the first quarter of 2020. The remaining increase was due to improvements in our data processing systems and higher legal and professional services expense.

Loan Portfolio

Loans outstanding of $2.21 billion at March 31, 2020 are up $26.5 million, or 4.85% annualized, since December 31, 2019. Loan production in the quarter centered mostly on the Company's ARM offerings with 1-4 family mortgages. The Company experienced no overall growth in its combined commercial real estate portfolio and construction and development loans at the end of the quarter and totaled only $1.11 billion or 50.84% of loans.

The Company ended the first quarter of 2020 with a concentration in hotels with $279.7 million of outstandings. For the year ended 2019, the portfolio of hotel loans had debt coverage of approximately 147% and weighted average loan to value of approximately 68%. 99% of the Company's hotel loans are to national brands (Marriott, Hilton, Choice, IHG, Best Western, and Wyndham) with 93% of the portfolio being to limited service hotels with historically lower operating costs.

Loan Loss Provision and Asset Quality

During the quarter ended March 31, 2020, the Company made certain adjustments to its qualitative factors driven by issues associated with COVID-19 that increased the provision by $3.3 million. The total provision for loan losses during the first quarter of 2020 amounted to $3.5 million, compared to $0.2 million in the same quarter in 2019.

At March 31, 2020, the Company's loan loss reserve amounted to $12.7 million, compared to $10.3 million at the same time in 2019. In addition to the stated loan loss reserve, the Company has certain credit marks on acquired portfolios totaling $10.6 million and $14.5 million at March 31, 2020 and 2019, respectively. Reserves and credit marks as a percentage of total loans were 1.05% at the end of the first quarter of 2020 and 1.22% at the end of the same quarter in 2019.

The Company elected to defer adoption of CECL (current expected credit loss model) until the fourth quarter of 2020 as provided for by the CARES (coronavirus aid, relief, and economic security) Act. Mr. Zember commented on the decision, saying "Due to the uncertainty in economic conditions associated with the nation's health emergency, we have elected to postpone implementation of the CECL model. The Company's model is comprehensive and has been tested by numerous outside parties for validation and accuracy. The additional time to implementation will allow the new management team time to fully digest and be conversant on the model's assumptions and outputs."

The Company's credit quality remained strong through the quarter. Nonperforming assets, excluding portions guaranteed by the SBA, were 0.43% of total assets at March 31, 2020, compared to 0.41% at the same time in 2019. Total non-accrual loans were $8.9 million at the end of the first quarter of 2020 and 2019.

As the health crisis unfolded in the Company's markets and businesses experienced disruptions in normal operations, the Company provided certain modifications, including interest only or principal and interest deferments. Total modified loans or loans with requests for modifications at April 24, 2020 were $514.8 million and the Company anticipates additional amounts throughout the second quarter of 2020.

Lastly, the Company has participated extensively in the SBA's Payroll Protection Program. As the second round of funding became available on April 27, 2020, the Company had approved and secured funds for 172 customers totaling $43.9 million. The Company has lines in place to fund these loans at the Federal Reserve's discount window and does not anticipate any issues with liquidity. Additionally, the Company has contracted with certain firms with extensive experience in BSA, bank compliance, technology and underwriting to ensure the customer files are well documented and exceed the SBA's requirements for funding.

Deposits

Total deposits of $2.08 billion at March 31, 2020 have decreased $49.4 million since December 31, 2019 or 9.28% annualized. Demand deposits have decreased $1.1 million, NOW accounts have decreased $10.2 million, money market accounts have increased $10.8 million, and savings accounts have increased by $6.9 million. Time deposits have decreased $55.8 million due to the reduction of brokered and listing service accounts.

Given recent reductions in interest rates, the Company expects funding costs of deposits and other borrowings to significantly decrease for the remainder of 2020.

Stockholders' Equity

Tangible common book value at the end of the first quarter of 2020 was $11.11 per share, an increase of 10.4% since the same time in 2019. Tangible common equity at March 31, 2020 was $270.0 million, or 10.2% of tangible assets, compared to 9.34% at March 31, 2019. Sonabank's capital ratios were especially strong with tier one leverage and total risk based capital ratios estimated at 11.9% and 15.0%, respectively at the end of the first quarter of 2020, compared to 11.2% and 14.4% at the end of the first quarter of 2019.

About Southern National Bancorp of Virginia, Inc.

As of March 31, 20, Southern National had $2.76 billion in total assets, $2.21 billion in total loans and $2.08 billion in total deposits. Sonabank, the Company's banking subsidiary provides a range of financial services to individuals and small and medium sized businesses through forty-five full-service branches in Virginia and Maryland and through certain internet and mobile applications.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2020	2019(1)
Assets
Cash and cash equivalents	$ 55,865	$ 31,928
Investment securities-available for sale	168,520	164,820
Investment securities-held to maturity	59,234	72,448
Stock in Federal Reserve Bank and Federal Home Loan Bank	21,396	17,832
Loans receivable, net of deferred fees	2,212,538	2,186,047
Allowance for loan losses	(12,722)	(10,261)
Net loans	2,199,816	2,175,786
Intangible assets	108,804	109,145
Operating lease right-of-use assets	7,664	8,013
Bank premises and equipment, net	31,079	31,184
Bank-owned life insurance	64,236	63,850
Deferred tax assets, net	11,154	11,788
Other assets	34,795	35,376
Total assets	$ 2,762,563	$ 2,722,170

Liabilities and stockholders' equity
Demand deposits	$ 338,095	$ 339,153
NOW accounts	380,977	391,172
Money market accounts	477,660	466,867
Savings accounts	151,406	144,486
Time deposits	727,216	783,040
Total deposits	2,075,354	2,124,718
Federal Home Loan Bank advances	205,140	121,640
Subordinated notes	56,686	56,683
Operating lease liabilities	8,509	8,469
Other liabilities	38,052	33,419
Total liabilities	2,383,741	2,344,929
Stockholders' equity	378,822	377,241
Total liabilities and stockholders' equity	$ 2,762,563	$ 2,722,170

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended
	March 31,
	2020	2019
Interest and dividend income	$ 28,481	$ 30,303
Interest expense	7,966	9,351
Net interest income	20,515	20,952
Provision for loan losses	3,450	200
Net interest income after provision for loan losses	17,065	20,752
Account maintenance and deposit service fees	1,698	1,687
Income from bank-owned life insurance	386	523
Equity gain from mortgage affiliate	231	18
Recoveries related to acquired charged-off
loans and investment securities	184	591
Other	321	243
Noninterest income	2,820	3,062
Employee compensation and benefits	12,309	5,812
Occupancy and equipment expenses	2,558	2,513
Amortization of core deposit intangible	341	363
Virginia franchise tax expense	570	563
Data processing expense	707	512
Telecommunication and communication expense	368	375
Net (gain) loss on other real estate owned	71	(2)
Professional fees	1,193	1,093
Other expenses	1,735	5,061
Noninterest expense	19,852	16,290
Income before income taxes	33	7,524
Income tax expense	6	1,504
Net income	$ 27	$ 6,020

	Average Balance Sheets and Net Interest Analysis
	QTD
	March 31, 2020			March 31, 2019
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans, net of deferred fees (1) (2)	$ 2,200,926	$ 26,741	4.89%	$ 2,155,252	$ 27,974	5.26%
Investment securities	231,794	1,361	2.36%	237,420	1,581	2.70%
Other earning assets	54,800	379	2.79%	90,370	748	3.36%

Total earning assets	2,487,520	28,481	4.61%	2,483,041	30,303	4.94%
Allowance for loan losses	(10,928)			(12,296)
Total non-earning assets	263,627			257,217
Total assets	$ 2,740,220			$ 2,727,963

Liabilities and stockholders' equity
Interest-bearing liabilities:
NOW and other demand accounts	$ 379,531	786	0.83%	$ 345,935	642	0.75%
Money market accounts	469,651	1,575	1.35%	401,615	1,828	1.85%
Savings accounts	147,697	116	0.32%	147,589	115	0.32%
Time deposits	756,055	4,026	2.14%	926,137	4,877	2.14%
Total interest-bearing deposits	1,752,934	6,503	1.49%	1,821,276	7,462	1.66%
Borrowings	251,830	1,463	2.34%	213,929	1,889	3.59%
Total interest-bearing liabilities	2,004,764	7,966	1.60%	2,035,205	9,351	1.86%
Noninterest-bearing liabilities:
Demand deposits	333,408			320,299
Other liabilities	21,781			19,414
Total liabilites	2,359,953			2,374,919
Stockholders' equity	380,267			353,044
Total liabilities and stockholders' equity	$ 2,740,220			2,727,963
Net interest income		$ 20,515			$ 20,952
Interest rate spread			3.01%			3.08%
Net interest margin			3.32%			3.41%

(1) Includes loan fees in both interest income and the calculation of the yield on loans.
(2) Calculations include non-accruing loans in average loan amounts outstanding.

Loan Portfolio Composition
(Dollars in thousands)

	March 31, 2020	December 31, 2019
Loans secured by real estate:
Commercial real estate - owner occupied	$ 409,739	$ 414,479
Commercial real estate - non-owner occupied	599,987	559,195
Secured by farmland	16,608	17,622
Construction and land loans	115,144	150,750
Residential 1-4 family	624,119	604,777
Multi-family residential	90,652	82,055
Home equity lines of credit	106,820	109,006
Total real estate loans	1,963,069	1,937,884

Commercial loans	223,433	221,447
Consumer loans	25,708	26,304
Gross loans	2,212,210	2,185,635

Less deferred costs (fees) on loans	328	412
Loans receivable, net of deferred costs (fees)	$ 2,212,538	$ 2,186,047

Loan Portfolio Delinquency
(Dollars in thousands)

	March 31, 2020	December 31, 2019

Loans 90 plus days delinquent	-	-
Nonaccural loans	$ 8,941	$ 8,900
Total nonperforming loans	8,941	8,900
Other real estate owned	5,876	6,224
Total nonperforming assets	$ 14,817	$ 15,124
SBA guaranteed portion of nonperforming loans	$ 2,889	$ 4,129

Troubled debt restructuring	$ 694	$ 697
Loans deferred under COVID-19	$ 24,308	$ -

Loans with COVID-19 Modifications
(Dollars in thousands)

	April 24, 2020	Count	March 31, 2020	Count
Loans secured by real estate:
Commercial real estate - owner occupied	$ 133,510	105	$ 5,289	9
Commercial real estate - non-owner occupied	266,613	64	14,466	1
Secured by farmland	418	1	-	-
Construction and land loans	8,504	8	94	1
Residential 1-4 family	49,382	79	837	2
Multi-family residential	21,509	7	-	-
Home equity lines of credit	655	3	215	1
Total real estate loans	480,590	267	20,902	14

Commercial loans	33,302	121	3,278	15
Consumer loans	947	10	128	2
Total COVID-19 modifications	$ 514,839	398	$ 24,308	31

Percentage of loans outstanding	22.86%		1.10%

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended
	March 31,
	2020	2019
Per Share Data:
Earnings per share - Basic	$ 0.00	$ 0.25
Earnings per share - Diluted	$ 0.00	$ 0.25
Book value per share	$ 15.59	$ 14.63
Tangible book value per share (1)	$ 11.11	$ 10.06
Weighted average shares outstanding - Basic	24,168,359	24,012,011
Weighted average shares outstanding - Diluted	24,388,085	24,311,047
Shares outstanding at end of period	24,297,703	24,107,103

Selected Performance Ratios (2):
Return on average assets	0.00%	0.89%
Return on average equity	0.03%	6.92%
Return on average tangible equity (3)	0.04%	10.07%
Yield on earning assets	4.61%	4.94%
Cost of funds on interest bearing liabilities	1.60%	1.86%
Net interest margin	3.32%	3.41%
Net loans to deposits	106.00%	101.62%
Operating efficiency ratio (4)	85.84%	69.37%
Net charge-offs to average loans	0.04%	0.03%

	As of
	March 31,	December 31,
	2020	2019

Stockholders' equity to total assets	13.71%	13.86%
Tangible common equity ratio (5)	10.17%	9.35%
Tier 1 risk-based capital ratio	12.89%	13.11%
Intangible assets:
Goodwill	$ 101,954	$ 101,954
Core deposit intangible, net	6,850	7,191
Total	$ 108,804	$ 109,145

Allowance for loan losses to total loans	0.58%	0.47%
Nonperforming assets excluding SBA guaranteed loans to
total assets	0.43%	0.40%

(1) Non-GAAP measure defined as stockholders' equity less goodwill and other intangibles divided by common shares outstanding.
(2) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(3) Non-GAAP measure defined as average stockholders' equity less average goodwill and other intangibles.
(4) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(5) Non-GAAP measure defined as stockholders' equity less goodwill and other intangibles divided by the sum of total assets less goodwill and other intangible assets.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	For the Three Months Ended
(Dollars in thousands)	March 31,
	2020	2019
Net income excluding the nonrecurring expenses (Non-GAAP)
Net income (GAAP)	$ 27	$ 6,020
Nonrecurring other loss and related legal expenses	-	3,702
Nonrecurring management restructure and branch closing expenses	5,378	-
Income tax effect of adjustment for the nonrecurring expenses	(1,076)	(777)

Net income excluding the nonrecurring expenses (Non-GAAP)	$ 4,329	$ 8,945

Return on average assets excluding the nonrecurring expenses (Non-GAAP)
Return on average assets	0.00%	0.89%
Effect of adjustment for the nonrecurring expenses	0.63%	0.42%

Return on average assets excluding the nonrecurring expenses (Non-GAAP)	0.63%	1.31%

Return on average equity excluding the nonrecurring expense (Non-GAAP)
Return on average equity	0.03%	6.92%
Effect of adjustment for the nonrecurring expenses	4.54%	3.21%

Return on average equity excluding the nonrecurring expense (Non-GAAP)	4.57%	10.13%

Operating Efficiency Ratio excluding the nonrecurring expenses (Non-GAAP)
Operating Efficiency Ratio	85.84%	69.37%
Effect of adjustment for the nonrecurring expenses	-23.34%	-12.46%

Operating Efficiency Ratio excluding the nonrecurring expenses (Non-GAAP)	62.50%	56.91%

Tangible Book Value excluding the nonrecurring expenses (Non-GAAP)
Tangible Book Value	$ 11.11	$ 10.06
Effect of adjustment for the nonrecurring expenses	0.18	0.12

Tangible Book Value excluding the nonrecurring expenses (Non-GAAP)	$ 11.29	$ 10.18

Contacts:	Addresses:
Dennis J. Zember, Jr., President and CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-997-2406	6830 Old Dominion Drive
McLean, VA 22101
Jeffrey L. Karafa, EVP and CFO
Phone: 804-997-2404	Sonabank
10900 Nuckols Road, Suite 325
Glen Allen, VA 23060

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com